ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 5, 2015 (this “Agreement”), by and among UAS Drone Corp., a Nevada corporation  (“Purchaser”) and its permitted assigns, Unlimited Aerial Systems LLP, a Louisiana limited liability partnership (“Seller”) and Chad Swan and David Sweeney, who together control 100% of the Seller (collectively, the “Shareholder”).

R E C I T A L S:

WHEREAS, Seller owns and operates a unmanned aerial vehicle company, which technology and sales contacts in the agriculture, law enforcement and other sectors (collectively, the “Business”); and

WHEREAS, upon the terms and conditions set forth herein, Purchaser desires to purchase substantially all of the assets of Seller, and Seller desires to sell such assets and have Purchaser only the specific the liabilities of Seller set forth in the Exhibits hereto, in each case relating to the Business; and

WHEREAS, the parties intend and desire that this transaction constitutes a business combination and tax-free reorganization under the IRS Code, and shall cooperate to take all such actions necessary to accomplish such treatment.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, Purchaser, Seller and Shareholder hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1

Assets Being Sold.  Upon the terms and subject to the Conditions to Closing (as defined in Section 3.4 below), Seller is selling, conveying, assigning and transferring to Purchaser, and Purchaser is purchasing and acquiring from Seller, all of Seller’s right, title to and interest in all of the properties, rights and assets of Seller, wherever situated, of every kind, nature and description, tangible or intangible, constituting part of the Business, whether arising by contract, law or otherwise, except for the Excluded Assets (as hereinafter defined), all as the same shall exist on the Closing Date (such assets being referred to collectively as the “Assets”), including, without limitation, the following:

(a)

all accounts receivable (“Accounts Receivable”) due in connection with the Business specifically set forth on Schedule 1.1(a) hereto; and;

(b)

each contract, agreement, commitment or arrangement of any kind that is specifically set forth on Schedule 1.1(b) hereto (the “Assigned Contracts”); and

(c)

all inventory, products in development, parts, components, equipment, machinery and other hard assets of any kind, as set forth on Schedule 1.1(c) hereto (the “Hard Assets”)

(d)

all lists, mailing lists, documents, information and records (whether in printed form or computer or other electronic media) related, in each case, to past, present and prospective customers of the Business;

(e)

copies of all existing files, accounting records, correspondence, internal reports and contractual documents related to the Business, including databases and records, whether in printed form or electronic media;

(f)

all intellectual property used in the Business, including, without limitation, all trade names, trademarks, service marks, product names, brand names, slogans and logos (the “Intellectual Property”); and

(g)

all of the goodwill and going concern value related to the Business.

1.2

Assumed Liabilities. On the Closing Date, Purchaser agrees to assume, pay, perform and discharge or otherwise satisfy, as applicable, all executory obligations of Seller arising from and after the Closing Date under the Assigned Contracts that are specifically listed on Schedule 1.2 (the “Assumed Liabilities”).

1.3

Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser is not assuming any liabilities of Seller of any nature whatsoever, whether absolute, accrued, contingent or otherwise, disclosed or undisclosed, and whether or not relating to the Assets, the Business, or any other business of Seller (the “Excluded Liabilities”).

ARTICLE II

               PURCHASE PRICE AND PAYMENT

2.1

Purchase Price.  In consideration of the sale, transfer, conveyance and assignment of the Assets by Seller to Purchaser, Purchaser hereby agrees to assume the Assets and Liabilities on the Closing Date and to transfer to Seller Six Hundred Thousand (600,000) shares of stock in the Purchaser (the “Consideration Shares”), amounting to an equity percentage equal at the time of Closing and funding (as set forth in Section 3.3(d)) to 30% of the Purchaser.  The Seller shall distribute the Consideration Shares in the allocation amounts set forth in Schedule 2.1.

2.2

Claw-Back. Within twelve (12) months of Closing, in the instance that either Shareholder is terminated for cause, as shall be defined in his respective employment agreement, or otherwise leaves on his own accord the employment of the Purchaser, that Shareholder shall forfeit and return the Purchaser an amount equal to 80% of his holdings of the Consideration Shares (as set forth in Schedule 2.1). The share certificates shall contain a special legend allowing the Purchaser to have the right to contact the transfer agent directly, and provide instructions to cancel said shares upon this occurrence.

ARTICLE III

          CLOSING

3.1

Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the office of the Purchaser on or before March 15, 2015 (the “Closing Date”), unless extended by agreement of the parties.

3.2

Deliveries by Seller and the Company.  At the Closing, Seller and the Shareholder shall execute and deliver to Purchaser the following:

(a)

a Bill of Sale, Assignment and Assumption in the form of Exhibit A hereto (the “Bill of Sale”);

(b)

the Employment Agreement by and between Purchaser and Chad Swan in the form of Exhibit B attached hereto (the “Swan Agreement”);

(c)

the Employment Agreement by and between Purchaser and David Sweeney in the form of Exhibit C attached hereto (the “Sweeney Agreement”);

(d)

a representation letter of “no material change” from Seller and Shareholder, and such other documents as may be necessary to effect the consummation of the transactions contemplated by this Agreement.

3.3

Deliveries by Purchaser.  At the Closing, Purchaser shall execute and deliver or cause to be executed and delivered to Seller the following:

(a)

the Consideration Shares;

(b)

the Swan Agreement;

(c)

the Sweeney Agreement;

(d)

an agreement or other proof of funding (such as cash in hand) of the Purchaser to provide cash for operations of a minimum of $250,000.00 (less any amounts previously loaned to the Seller); and

(e)

such other documents as may be necessary to effect the transaction contemplated by the Agreement.

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser:

4.1

Organization and Authority.

(a)

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the full corporate authority and power to carry on the Business, to enter into this Agreement and all of the additional agreements to which Seller is a party and to carry out the transactions contemplated hereby and thereby.

(b)

The Schedules of assets, liabilities and other information requested from the Purchaser are complete and accurate as of the date of signing, and will be updated prior to Closing.

(c)

This Agreement has been duly and validly authorized and approved by all requisite actions of Seller and Shareholder and constitute valid and legally binding obligations of each of Seller and Shareholder, enforceable in accordance with their respective terms.

4.2

No Conflicts.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and provisions hereof or thereof: (a) will contravene any provision of any applicable law, statute, rule or regulation, or any judgment, decree, franchise, ruling, order or permit of any court or governmental authority applicable to Seller or Shareholder, (b) will conflict or be inconsistent with the Articles of Incorporation or Bylaws of Seller, (c) will conflict or be inconsistent with or will result in a breach of or constitute a default (or with notice or lapse of time or both, constitute a default) under any contract to which  Seller or Shareholder is a party or by which any of the Assets is bound, or (d) will result in the creation of or imposition of (or obligation to create or impose) any lien, security interest, pledge, charge, claim or encumbrance of any kind (“Lien”) upon any of the Assets.

4.3

No Consents.  No order, consent, approval, license, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority or any third party is required to authorize, or is required in connection with, the execution, delivery or performance by Seller or Shareholder of this Agreement.

4.4

Title to and Condition and Sufficiency of Assets.  Seller has, and is transferring to Purchaser hereunder, good, valid and marketable title to all of the Assets, free and clear of any and all Liens. The Assets comprise all of the assets, properties, and rights of every type and description, real, personal and mixed, tangible or intangible, used or employed by Seller in operating the Business or otherwise necessary for the Business as operated by Seller. None of the Assets is used by Seller, Shareholder or any third party in connection with any operation or business other than the Business.

4.5

Absence of Certain Changes.  The Business has been operated in the ordinary course and consistent with past practice and, in any event, there has not been: (a) any material adverse change in the business, condition (financial or otherwise), operations, results of operations or prospects of the Assets or the Business; (b) any loss or, to the best knowledge of Seller and Shareholder, threatened or contemplated loss, of business of any customers or suppliers of the Business which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Business; (c) any loss, damage, condemnation or destruction to any of the properties of Seller used in the Business (whether or not covered by insurance); (d) any borrowings by Seller other than trade payables arising in the ordinary course of the Business and consistent with past practice; or (e) any sale, transfer or other disposition of any of the Assets, other than in the ordinary course of the Business and consistent with past practice.

4.6

Litigation.  There are no lawsuits, inquiries, proceedings or investigations pending or, to the best of Seller's and Shareholder’s knowledge, threatened before any court or governmental or administrative body or agency against Seller or Shareholder related to (i) the transactions contemplated by this Agreement or the Additional Agreements, or (ii) the Business or any of the Assets, nor, to the best of Seller's or Shareholder’s knowledge, are there any facts which would provide a basis for any such lawsuit, inquiry, proceeding or investigation. None of the Assets or the Business is subject to any judgment, order or decree entered in any lawsuit or proceeding.

4.7

Contracts.  Schedule 1.2 hereto sets forth a list of all Assigned Contracts, and all other agreements, leases, licenses, permits, commitments and arrangements of Seller related to the Business (the “Contracts”). Seller has not obtained any letter of credit for, or given any irrevocable power of attorney to (in each case, relating to the Business), any third party for any purpose whatsoever, in each case, that is outstanding or in effect on the Closing Date.  Seller and Shareholder are not in or alleged to be in default, nor is any other party in or alleged to be in default, nor to the best of Seller’s and Shareholder’s knowledge is there any basis for any claim of default by Seller or any other party, under any of the Assigned Contracts and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or Shareholder, any other party thereto or any other party.  All of the Assigned Contracts are in full force and effect, will continue in full force and effect after the Closing and may be transferred to Purchaser pursuant to this Agreement, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or making of any filing with, any third party, except notice of change in control required by the Army Contract. Seller has not received any notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under, any Assigned Contract.

4.8

No Brokers.  Neither Seller nor Shareholder has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the execution and delivery of this Agreement or the transactions contemplated hereby or thereby.

4.9

Financial Statements: Books and Records. Seller has delivered to Purchaser true and correct copies of the financial books and records of Seller, which are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with industry standards.

4.10

Accounts Receivable/Accounts Payable. The Accounts Receivable and Accounts Payable, if any, of the Seller are true and valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business and owed to or from Seller in respect of the Business by/to third parties not affiliated with Seller. Seller has not permitted or agreed to any extension in the time for billing or payment of any such Accounts Receivable other than in the ordinary course of the Business and consistent with past practice. The Accounts Receivable are collectible.

4.11

Undisclosed Liabilities.  Except for the Assumed Liabilities, neither the Business nor any of the Assets is subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that will survive the Closing.  Other than the Assumed Liabilities, Purchaser shall have no obligation of any kind with respect to any liability of Seller, whether or not relating to the Business, notwithstanding any disclosure thereof.

4.12

Compliance with Laws.  Neither Seller nor Shareholder is in violation of any applicable federal, state or local law, rule, regulation or ordinance including, without limitation, environmental laws, or any judgment, writ, decree, injunction order or any other requirement of any court or governmental agency or authority in any manner relating to the Business, nor has Seller or Shareholder received any notice alleging any such violation.

4.13

Taxes.  Seller has filed or will file prior to Closing all tax returns of any kind required to be filed and has paid all taxes and other charges due or claimed to be due with respect to the Business to any federal, state, local or foreign taxing authorities.  There are no Liens for taxes upon any of the Assets and there are no claims asserted for taxes against Seller or any Shareholder with respect to any of the Assets, except for taxes due but not yet payable. Prior to Closing, Seller will prepare and file Seller’s federal income tax return for the fiscal year ended December 31, 2014.

4.14

Disclosure.  No representation or warranty of Seller or Shareholder contained in this Agreement or any of the Additional Agreements and no statement contained in any certificate, Schedule, Exhibit or other document furnished to Purchaser in connection with this Agreement contains any untrue statement of a material fact, or to the best of Seller’s or Shareholder’s knowledge, omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Shareholder that:

5.1

Organization and Authority of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the authority and power to carry on its business, to enter into this Agreement and the Additional Agreements to which Purchaser is a party, and to carry out the transactions contemplated hereby and thereby.  This Agreement and the Additional Agreements to which Purchaser is a party have been duly and validly authorized and approved by all requisite company action of Purchaser and are valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms.

5.2

No Conflicts.  Neither the execution, delivery nor performance of this Agreement or the Additional Agreements to which Purchaser is a party, nor the consummation of the transactions contemplated herein and therein, nor compliance with the terms and provisions hereof or thereof: (a) will contravene any provision of any applicable law, statute, rule or regulation, or any judgment, decree, franchise, order or permit applicable to Purchaser, (b) will conflict or be inconsistent with the Articles of Incorporation or Bylaws of Purchaser, or (c) will conflict or be inconsistent with or will result in a breach of or constitute a default under, any contract or instrument to which Purchaser is a party.

5.3

No Consents.  No order, consent, approval, license, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance by Purchaser, as applicable, of this Agreement.

5.4

No Litigation.  There are no pending lawsuits or, to the best of Purchaser's knowledge, any threatened lawsuits against Purchaser related to this Agreement.

5.5

No Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE VI

       FURTHER AGREEMENTS OF THE PARTIES

6.1

Expenses.  Purchaser and Seller and Shareholder shall bear their own respective expenses incurred in connection with this Agreement and the Additional Agreements, and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements except as may otherwise be provided herein or therein. In the instance an audit of Seller is required for purposes of Securities Exchange Commission disclosure, such expenses shall be paid by the Purchaser.

6.2

Cooperation after Closing.  From time to time after the Closing, at Purchaser's request and without further consideration, Seller and Shareholder will execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as may be reasonably necessary in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's good, valid and marketable title to, the Assets (including, without limitation, Purchaser’s enjoyment of all rights and benefits under all Assigned Contracts), free and clear of all Liens.  Moreover, if Seller shall receive payment of any Accounts Receivable purchased by Purchaser hereunder, Seller shall hold such funds in trust for and shall promptly remit them to Purchaser.

6.3

Sales, Use and Transfer Taxes.  Seller shall pay all transfer, documentary, sales, use, stamp, registration and other taxes and fees payable in connection with the transactions contemplated by this Agreement, if any, and shall file when due all necessary tax returns and other documentation in connection therewith, and, if required by applicable law, Purchaser shall, and shall cause its affiliates to, join in the execution of any such properly completed tax returns and other documentation.

6.4

Books and Records.  On the Closing Date, Seller shall transfer to Purchaser copies of all tangible contracts, documents, books, records, files and other data necessary to operate the Business and shall retain no copies thereof, except that Seller may retain copies of the books and records of the Business only as required in connection with (a) the preparation of Seller's financial statements and Seller's tax returns and (b) any litigation of Seller. Seller shall not otherwise use or disclose such information to any third party, except as required by law.  After the Closing Date, Purchaser shall grant Seller reasonable access to the books and records of the Business only for Seller's tax, financial and litigation purposes and on reasonable prior notice and during Purchaser's regular business hours. Notwithstanding the foregoing, in no event shall Purchaser be required to retain such books and records for a period in excess of three years from the Closing Date.

ARTICLE VII

           INDEMNIFICATION

7.1

Survival.  All of the provisions of this Agreement shall survive the Closing indefinitely, except that the representations and warranties of Seller and Shareholder, on the one hand, and the representations and warranties of Purchaser, on the other hand, shall survive until the one-year anniversary of the Closing Date.

7.2

Indemnity by Seller and Shareholder.  Seller and Shareholder, jointly and severally shall indemnify Purchaser and hold Purchaser and Purchaser's managers, members, officers and employees (collectively, the “Seller-Indemnified Parties”) harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any material misrepresentation by Seller or Shareholder or breach of any warranty by Seller or Shareholder in this Agreement or any of Shareholder’s additional agreements; (b) any breach of any covenant or agreement on the part of Seller or Shareholder in this Agreement or in any of Shareholder’s additional agreements; (c) any Excluded Liabilities and, for avoidance of doubt, any obligations and liabilities of Seller directly attributable to the Business and payable by Seller for any period prior to the Closing Date, except for any Assumed Liabilities; (d) liabilities of Seller for any tax of any kind, including, but not limited to, Federal, State, local or foreign income, sales and use taxes, excise taxes, payroll taxes or transfer or other taxes, interest or penalties; (e) any liability arising under applicable environmental laws, rules and regulations arising from the operation of the Business; and (f) any agreements, contracts, negotiations or other dealings by Seller with any third party concerning the sale of the Business.

7.3

Purchaser's Indemnity.  Purchaser shall indemnify Seller and Shareholder and hold Seller and Shareholder, their affiliates and all of their respective officers, directors and employees (collectively, the “Purchaser-Indemnified Parties”) harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party): (a) any material misrepresentation by Purchaser or breach of any warranty by Purchaser in this Agreement or in any of the additional agreements to which Purchaser is a party; (b) any breach of any covenant or agreement on the part of Purchaser in this Agreement or any of the additional agreements to which Purchaser is a party; (c) the Assumed Liabilities; and (d) all obligations and liabilities arising from the conduct of the Business following the Closing except as expressly retained by Seller pursuant to the provisions of this Agreement.

7.4

Notice to Indemnitor; Right of Parties to Defend.  Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article VII, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitee shall have the right to assume the control and defense of any such action, provided that Indemnitor may participate in the defense of such action, select counsel and experts, subject to the Indemnitor's reasonable direction and at Indemnitee's sole cost and expense.  The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto.  In no event shall any such claim be settled without the Indemnitor's consent. To the extent that any setoff or financial charge is asserted by the Purchaser against the Seller, no such claim shall be settled without the Seller's consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII

          MISCELLANEOUS

8.1

Notices.  All notices, requests, demands, instructions and other communications hereunder shall be in writing and shall be delivered to each party hereto, mailed by registered or certified mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopied to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this Section 8.1):

If to Seller and Shareholder, to:
Chad Swan 514 Eight Mile Loop Natchitoches, LA 71457

If to Purchaser, to: UAS Drone Corp. Attn: Christopher Nelson 420 Royal Palm Way Palm Beach, FL 33480

8.2

Entire Agreement.  This Agreement, and the agreements, and instruments referred to in this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to their respective subject matter.

8.3

Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument in writing signed by both parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8.4

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each party hereto, its legal successors and permitted assigns, provided, however, that no party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other parties, except that Purchaser may assign its rights under this Agreement to an affiliate and/or subsidiary company without the prior written consent of Seller.

8.5

Headings.  The section and paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections and paragraphs.

8.6

Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof.

8.7

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada (without regard to conflicts of law principles thereof or of any other State).

8.8

Venue; Jurisdiction; Attorney’s Fees.  In the event of any suit, action or otherwise under this Agreement or otherwise each party hereby irrevocably agrees only to bring a proceeding in any applicable court sitting in Palm Beach County, Florida. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which they may now have or hereafter have to the laying of any such proceeding brought in an inconvenient form. The prevailing party in any such action shall be entitled to receive attorneys’ fees and costs at both the trial and appellate level.

8.9

Severability.  Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

8.10

Schedules and Exhibits; Certain Interpretive Matters. The Schedules and

Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

SELLER:

UNLIMITED AERIAL SYSTEMS LLP

By: _/s/Chad Swan____________________

Chad Swan, Managing Partner

SHAREHOLDER:

/s/Chad Swan________________________

Chad Swan

/s/David Sweeney_____________________

David Sweeney

PURCHASER:

UAS DRONE CORP.

By: _/s/Christopher Nelson______________

Christopher Nelson, Director

Schedule 1.1(a)

Accounts Receivable / Accounts Payable

UAS has a $32,500 note payable to GreenBlock Capital, which will convert to equity upon the closing of the acquisition

UAS has a contract with Web Spec Design for web design / videos for $7,500, of which $2,500 has been previously paid

Schedule 1.1(b)

Assigned Contracts

Contract with Web Spec Design for web development

Schedule 1.1(c)

Assets

Schedule 1.2

Assumed Liabilities

UAS has a $32,500 note payable to GreenBlock Capital, which will convert to equity upon the closing of the acquisition

UAS has a contract with Web Spec Design for web design / videos for $7,500, of which $2,500 has been previously paid Schedule 2.1

It has been agreed in the previous Term Sheet that $20,000 will be repaid to each of Swan and Sweeney for expense reimbursement ($40,000 total) from the initial funds raised for the Purchaser / Seller

Allocation of Consideration Shares

Chad Swan

500,000   (25%)

David Sweeney

100,000  (5%)

Based on total shares outstanding at the time of Closing, inclusive of shares issued to funder per Section 3.3 (d)

EXHIBIT A

Form of Bill of Sale

[To be provided at Closing]

EXHIBIT B

Swan Agreement

EXHIBIT C

Sweeney Agreement